CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds II relating to the financial statements and financial highlights of Baywood ValuePlus Fund and Baywood SociallyResponsible Fund, each a series of shares of beneficial interest in Forum Funds II. Such financial statements and financial highlights appear in the September 30, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

January 25, 2024